Exhibit 10.1

Dot Hill Systems Corp.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) of Dot Hill Systems Corp. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries and who is designated by the Compensation Committee of the Board as eligible to receive compensation for his or her services as a member of the Board (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service.

This policy may be amended at any time in the sole discretion of the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer and fee set forth below will be pro-rated based on the number of days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash retainers and fees are vested upon payment.

1.	Annual Board Service Retainer:
	a.	All Eligible Directors: $37,000 per year plus an additional $1,500 for each scheduled regular meeting of the Board.
	b.	Chairman of the Board: $72,000 per year plus an additional $1,500 for each scheduled regular meeting of the Board.

2.	Annual Audit Committee Service Fee:
	a.	Chairman of the Audit Committee: $7,000 plus an additional $1,000 for each Audit Committee meeting attended.
	b.	Member of the Audit Committee: $5,000 plus an additional $1,000 for each Audit Committee meeting attended.

3.	Annual Nominating and Corporate Governance Committee Service Fee:
	a.	Chairman of the Nominating and Corporate Governance Committee: $4,000 plus an additional $1,000 for each Nominating and Corporate Governance Committee meeting attended.
	b.	Member of the Nominating and Corporate Governance Committee: $3,000 plus an additional $1,000 for each Nominating and Corporate Governance Committee meeting attended.

4.	Annual Compensation Committee Service Fee:
	a.	Chairman of the Compensation Committee: $4,000 plus an additional $1,000 for each Compensation Committee meeting attended.
	b.	Member of the Compensation Committee: $3,000 plus an additional $1,000 for each Compensation Committee meeting attended.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2009 Equity Incentive Plan, as amended (the “2009 Plan”), and the Amended and Restated 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan” and, together with the 2009 Plan, the “Plans”). All stock options granted pursuant to this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the applicable Plan) of the underlying Common Stock of the Company (the “Common Stock”) on the date of grant, and will have a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the applicable Plan) and will vest in full upon a Change in Control (as defined in the applicable Plan).

1. Initial Grant: On (a) the date of each Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), each Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, a stock option for 50,000 shares of Common Stock under the Directors’ Plan. One-quarter of the shares will vest twelve months after the date of grant and the remaining shares will vest monthly over a three period such that the stock option is fully vested on the fourth anniversary of the date of grant, subject to the Eligible Director’s

Exhibit 10.1

Continuous Service (as defined in the Directors’ Plan) through each such vesting date. An Eligible Director who, in the one year prior to his or her initial election to serve on the Board as a non-employee director, served as an employee of the Company or one of its subsidiaries will not be eligible for an initial grant.

2. Annual Grant: On the date of each annual Company stockholder meeting, each Eligible Director automatically will be granted, without further action by the Board or Compensation Committee of the Board, fully vested (i) stock options for 10,000 shares of Common Stock under the Directors’ Plan and (ii) stock options for 5,000 shares of Common Stock under the 2009 Plan.